Exhibit 3.2.5

ARTICLES OF INCORPORATION

OF

ATS OF NORTH CAROLINA, INC.

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

FIRST:	The corporate name for the corporation (hereinafter called the “Corporation”) is ATS of North Carolina, Inc.

SECOND:	The number of shares which the corporation is authorized to issued is 5,000, all of which are of a par value of $0.01 dollars each and are of the same class and are to be Common shares.

THIRD:	The post office address with street number, if any, of the initial registered office of the corporation in the Commonwealth of Virginia is 1175 Herndon Parkway, Suite 250, Herndon, Virginia 20170. The county or city in the Commonwealth of Virginia in which the said registered office of the Corporation is located is the County of Fairfax.

The name of the initial registered agent of the corporation at the said registered office is Steven M. Levine. The said initial registered agent meets the requirements of Section 13.1-619 of the Virginia Stock Corporation Act, inasmuch as he is a resident of the Commonwealth of Virginia and an director of the Corporation. The business office of the said registered agent of the Corporation is identical with the said registered office of the Corporation.

FOURTH:	No preemptive rights are granted.

FIFTH:	The purpose for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Virginia Stock Corporation Act.

SIXTH:	The name and the address of the individuals who are to serve as the initial directors of the Corporation are:

Jerome E. Rhodes	1175 Herndon Parkway, Suite 250 Herndon, Virginia 20170

Howard C. Landis	1175 Herndon Parkway, Suite 250 Herndon, Virginia 20170

Raymond R. Rafferty	1175 Herndon Parkway, Suite 250 Herndon, Virginia 20170

Steven M. Levine	1175 Herndon Parkway, Suite 250 Herndon, Virginia 20170

SEVENTH:	The duration of the corporation shall be perpetual.

EXECUTED, effective this 22nd day of January 1998.

/s/ Karen M. Corinna
Karen M. Corinna, Incorporator

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

January 22, 1998

The State Corporation Commission has found the accompanying articles submitted on behalf of

ATS OF NORTH CAROLINA, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective January 22, 1998.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ T.V. Morrison, Jr.
Commissioner

CORPACPT

CIS20317

98-01-22-0510